SCHEDULE 14A

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the registrant /X/
Filed by a party other than the registrant / /
Check the appropriate box:

/ /  Preliminary proxy statement

/ /  Definitive proxy statement

/ /  Definitive additional materials

/X/  Soliciting material pursuant to Rule 14a-11 or Rule 14a-12
                             KEMPER CORPORATION
___________________________________________________________
              (Name of Registrant as Specified in Its Charter)
                             KEMPER CORPORATION
___________________________________________________________
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

(1)  Title of each class of securities to which transaction applies:
___________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

___________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

___________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

__________________________________________________________

  1 Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, schedule or registration statement no.:

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(3)  Filing party:

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(4)  Date filed:

___________________________________________________________

/X/ Filing fee of $500 was previously paid in two payments on March 24, 1994 and March 28, 1994, the latter date when the Preliminary Proxy Statement was filed.


July 19, 1994


Dear Fellow Kemper Stockholders:

As you know, on June 26, 1994 Kemper Corporation entered into a merger agreement with Conseco, Inc., which provides an aggregate consideration of approximately $67.00 per share to Kemper's stockholders. Under the merger agreement, a wholly owned subsidiary of Conseco will be merged into Kemper. In the merger, each of the issued and outstanding shares of Kemper Corporation common stock will be converted into the right to receive $56.00 in cash and a fraction of a share of Conseco common stock determined by dividing $11.00 by the average closing price of Conseco common stock prior to the merger (such fraction to be not more than 0.2418 nor less than 0.1982). The basic terms of the merger are summarized in the attached joint press release of Kemper and Conseco issued June 27, 1994.

In light of the proposed merger, which will require approval by our stockholders and therefore the preparation and distribution to stockholders of the necessary materials describing the transaction, your Board of Directors has determined that the interests of the stockholders are best served at this time by postponing the annual meeting of stockholders scheduled for August 22, 1994. The annual meeting is now expected to be held in late October or the first part of November, 1994 in order that Kemper stockholders may vote at one time on the proposed merger as well as certain general corporate matters. Kemper stockholders will receive further information with respect to the matters to be voted upon at, as well as the date, time and place of, and the record date for, the annual meeting.

In connection with the proposed merger and the postponement of the annual meeting of Kemper stockholders, General Electric Capital Corporation has informed us that it has withdrawn its proposed slate of directors for election to the Kemper Corporation Board of Directors and has no intention of soliciting proxies for the rescheduled annual meeting.

Sincerely,

/S/ DAVE MATHIS

David B. Mathis

FOR IMMEDIATE RELEASE

June 27, 1994

FOR MORE INFORMATION:

For Kemper Corporation:
Steve Radis                         Elliot Schrage/Davis Weinstock
Kemper Corporation                  Clark & Weinstock
(708) 320-5552                      (212) 953-2550


For Conseco, Inc.:
James W. Rosensteele                Joele Frank/Ann Hance
Vice President, Investor Relations  Abernathy/MacGregor/Scanlon
Conseco, Inc.                       (212) 371-5999
(317) 573-2893

            KEMPER AND CONSECO SIGN DEFINITIVE MERGER AGREEMENT;
                   CONSECO TO PURCHASE ALL KEMPER SHARES
                        FOR $67.00 IN CASH AND STOCK

LONG GROVE, ILLINOIS and CARMEL, INDIANA (June 27, 1994) -- Kemper Corporation (NYSE:KEM) and Conseco, Inc. (NYSE:CNC) today jointly announced that they have signed a definitive merger agreement providing for all Kemper shareholders to receive $67 in a combination of cash and stock for each of their shares. Under the merger agreement, a wholly owned subsidiary of Conseco will be merged into Kemper. It is contemplated that the combined entity would operate under the Kemper name.

In the merger, each of the issued and outstanding shares of Kemper common stock would be converted into the right to receive $56.00 in cash and a fraction of a share of Conseco common stock determined by dividing $11.00 by the average closing price of Conseco common stock prior to the merger (such fraction to be not more than 0.2418 nor less than 0.1982).

Based on Conseco's closing price on Friday, June 24, 1994, the total consideration would be $67.00 per Kemper share, and the total value of the transaction would be approximately $3.25 billion, based on the number of fully diluted Kemper shares and existing Kemper long-term debt and non-convertible preferred stock.

"We are delighted that Kemper and Conseco are coming together to form one of the leading financial services companies in the United States," said Stephen C. Hilbert, founder and chairman of the board of Conseco. "We have a great regard for Dave Mathis and his team and look forward to a smooth transition in the combination of our two companies."

"We have a great respect for Conseco and look forward to working with them," said David B. Mathis, chief executive officer of Kemper Corporation. "Our board has unanimously concluded that this agreement is in the best interest of our shareholders."

The merger agreement provides that, prior to July 6, 1994, under certain circumstances, the board of directors of Kemper may terminate the agreement and accept a proposal made by another party, upon payment to Conseco of $25 million and reimbursement of its out-of-pocket expenses. Thereafter, if Kemper receives a proposal from another party, Kemper may terminate the agreement upon payment to Conseco of $100 million and reimbursement of its out-of-pocket expenses.

Consummation of the merger is subject to customary terms and conditions, including approval by the stockholders of Kemper and Conseco, regulatory approvals and approvals by the boards and shareholders of Kemper's mutual funds, and to obtaining the required financing.

At the closing, it is contemplated that Conseco Capital Partners II, L.P. (CCP II), Conseco's life insurance acquisition vehicle, will purchase Kemper's life insurance and real estate subsidiaries from Conseco.

Conseco and CCP II have obtained a commitment letter from Citibank N.A. to provide in excess of $1.22 billion of senior secured bank financing for the transaction. Morgan Stanley & Co. Incorporated has provided Conseco with a letter stating that it is highly confident that up to $750 million of subordinated debt financing will be available for the transaction. The remaining cash required for the merger, approximately $550 million (including estimated transaction, restructuring and other costs), is to be provided by Conseco and other existing investors in CCP II.

Upon completion of the transaction, Conseco and CCP II affiliate would have more than $85 billion in assets under management, total net revenues and annual collected premiums of $4.2 billion, and 9,000 employees; they would provide a broad range of financial services to individual and institutional customers.

Kemper, headquartered in Long Grove, Illinois, is a financial services holding company with principal operations in asset management, life insurance and securities brokerage. Kemper has approximately $90 billion in life insurance in force, and operates one of the ten largest full-service brokerage firms in the United States. Kemper has the nation's seventh largest mutual fund family, with $45 billion in assets under management, and also manages $22 billion in assets for Kemper's life insurance companies and other institutional customers.

Conseco, which began operations in 1982, generates earnings from three primary activities: operating life insurance companies; providing fee-based services to affiliates and other financial institutions; and acquiring and restructuring life insurance companies through specially formed acquisition vehicles.